UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

CONSOL Energy Inc. (the “Company”) is providing certain shareholders with supplemental information relating to the 2013-2015 CONSOL Stock Unit program described on pages 42-43 of the Company’s Form DEF 14A filed on March 28, 2014 (the “Proxy Statement”).

Supplemental Information Regarding the 2013-2015 CONSOL Stock Unit Program

As described in the Proxy Statement, the Compensation Committee of the Company’s Board of Directors believes that the CONSOL Stock Unit awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved three-year performance goals. The vesting of the 2013-2015 CONSOL Stock Unit awards will be calculated at the end of the performance period based on the following pre-established goals.

If: (i) average closing stock price at the end of the three-year performance period equals or exceeds 100% of the Company’s average closing stock price at the commencement of such period; and (ii) adjusted Average Return on Capital Employed (“ROCE”) for the three-year performance period equals or exceeds 80% of the cumulative, budgeted ROCE for such period*, then, the number of shares earned will be determined based on the following formula (with payout capped at 150% of target):

Stock Units	x	Ending Stock Price
(at target)		Beginning Stock Price

*	ROCE for the 2013-2015 CONSOL Stock Unit program must be at least 9.04% (representing 80% of an ROCE target of 11.3%) and will be calculated as follows: the sum of ROCE for each year of the performance period (2013-2015), divided by three. The ROCE for each year is determined by taking the annual Net Income plus after-tax financing costs divided by the average (with respect to any given year) of equity plus long-term debt, with adjustments that are similar to those referenced in Appendix A of the Proxy Statement.

This supplement should be considered in conjunction with the Proxy Statement.